Exhibit 18.1

700 North Pearl, Suite 2000 Dallas, Texas 75201 Telephone: 214-969-7007 Fax: 214-953-0722
March 6, 2008
Mrs. Leslie S. Magee, Chief Financial Officer
H&E Equipment Services, Inc.
11100 Mead Road, Suite 200
Baton Rouge, Louisiana 70816
Dear Mrs. Magee:
As stated in Note 2 to the consolidated financial statements of H&E Equipment Services, Inc. (the Company) for the year ended December 31, 2007, the Company changed its method of accounting for its annual goodwill impairment test under the provisions of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, by changing the date of the test to the first day of the fourth fiscal quarter (October 1, 2007) from the last day of the fourth fiscal quarter (December 31). Note 2 further states that the newly adopted accounting principle is preferable in the circumstances because the change more closely aligns the impairment test with the Company’s annual budgeting and forecasting process, which leads to increased efficiency and cost savings. Additionally, Note 2 states that the Company does not believe that the change will accelerate or delay an impairment charge or otherwise avoid an impairment charge. In connection with our audit of the above mentioned consolidated financial statements, we have evaluated the circumstances and the business judgment and planning which formulated your basis to make the change in accounting principle.
It should be understood that criteria have not been established by the Financial Accounting Standards Board for selecting from among the alternative accounting principles that exist in this area. Further, the American Institute of Certified Public Accountants has not established the standards by which an auditor can evaluate the preferability of one accounting principle among a series of alternatives. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our audit, we concur in management’s judgment that the newly adopted accounting principle described in Note 2 is preferable in the circumstances. In formulating this position, we are relying on management’s business planning and judgment, which we do not find to be unreasonable.
Very truly yours,
/s/ BDO Seidman, LLP